EXHIBIT 10.24

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

ANNUAL INCENTIVE PLAN

SECOND AMENDMENT AND RESTATEMENT

Effective as of January 1, 2009

RECITALS:

WHEREAS, the Corporation adopted an Annual Incentive Compensation Plan (AIP) in 1995 that was subsequently amended by the First Amendment and Restatement effective as of February 25, 1999;

WHEREAS, the AIP is intended to provide incentive compensation that is qualified as exempt from the limitation on tax deductibility when paid to a participant that is covered by Section 162(m) of the Internal Revenue Code;

WHEREAS, Revenue Ruling 2008-13 issued new guidance from the Internal Revenue Service on its revised interpretation of the performance based compensation exemption from Code Section 162(m) limits on deductible compensation;

WHEREAS, the Company desires to maintain the exempt performance based compensation status of any awards issued to a participant in the AIP that is also a Covered Person, as hereinafter defined, and therefore amends and restates the plan as follows.

1.               PURPOSE

The purpose of this Annual Incentive Plan (the “Plan”) of Schweitzer-Mauduit International, Inc. (the “Company”) is to further unite the interests of the stockholders of the Company and its key executives through:

(a)   the annual establishment of Company objectives which are deemed by the Company’s Board to be in the best short- and long-range interests of the Company, and

(b)  the annual payment of incentive awards to each Participant in the form of a cash award, provided his or her performance has meaningfully contributed to the attainment of the Company’s objectives.

2.               EFFECTIVE DATE

The Plan is effective as of January 1, 1996.

3.               DEFINITIONS

“Affiliate” means any company in which the Company owns 20% or more of the equity interest (collectively, the “Affiliates”).

“Performance Percentage” means the respective percentages applicable to achievement of the following benchmark Performance Levels for a given Objective as follows:  Threshold 50%, Target 100%, Outstanding 150%, Maximum 200%; and, if actual performance of such Objective falls between any two of such benchmark Performance Levels, the percentage amount applicable to the performance level actually achieved will be prorated.

“Board” means the Board of Directors of the Company.

“CEO” means the Chief Executive Officer of the Company.

“Change of Control” shall mean the date as of which:  (a) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires actual or beneficial ownership of shares of the Company having 15% or more of the total number of votes that may be cast for the election of Directors of the Company; or (b) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

“Committee” means the Compensation Committee of the Board.

“Control Measures” shall have the meaning as set forth in Section 8 of this Plan.

“Covered Employee” shall have the meaning given to such term in Internal Revenue Code Section 162(m)(3) and any successor provision.

“Incentive Award” means the cash award payable to a Participant as determined in accordance with Section 10 of this Plan and is the sum of the Objective Awards for each Objective Area.

“Measurement Period” means the fiscal year of the Company.

“Objective Areas” means the general areas for which Objectives may be established and shall include the Company Objective Area, Unit Objective Area and Individual/Function Objective Area.

“Objective(s)” means the objective(s) established for each Participant.

“Participant” shall have the meaning set forth in Section 5 of this Plan.

“Percentage Weighting” shall have the meaning set forth in Section 7 of this Plan.

“Performance Levels” shall have the meaning set forth in Section 6 of this Plan.

“Objective Award” shall mean the amount determined by multiplying a Participant’s base salary at the beginning of the Measurement Period, by the Percentage Weighting applicable for the Objective Area, by the Performance Percentage for the Performance Level achieved, and by the Target Incentive Award Percentage.

“Target Incentive Award Percentage” means the target percentage of a Participant’s base salary designated by the Committee in its sole discretion at the beginning of the Measurement Period, which percentage need not be the same for each Participant.

4.               ADMINISTRATION

The Plan shall be administered by the Committee, which in its absolute discretion shall have the power to interpret and construe the Plan, and to resolve all questions arising hereunder.  Any action by the Committee shall be final and conclusive as to all individuals affected thereby.

The Committee may delegate to any officer or employee such ministerial or administrative duties relating to the Plan as deemed appropriate by the Committee.  No member of the Committee or the CEO shall be liable for any act done or omitted to be done in connection with the Plan, except for willful misconduct or as expressly provided by statute.

5.               ELIGIBILITY

The CEO, or the Committee in the case of the CEO and all officer employees, shall, in his/its sole discretion, specify in writing for each Measurement Period those officers and employees of the Company or any Affiliate who shall be eligible to participate in the Plan (the “Participants”) for such Measurement Period based upon such Participants’ opportunity to have a substantial impact on the Company’s operating results.  Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length, or as a limitation on the right of the Company to discharge any Participant with or without cause.  Notwithstanding the foregoing and without otherwise limiting the Committee’s or the CEO’s discretion to designate the officers and employees eligible to participate in the Plan, if a Change of Control occurs in a Measurement Period prior to the date the Objectives, Objective Areas, Performance Levels, Percentage Weightings, Control Measures and Target Incentive Award Percentages are established for such Measurement Period, the Objectives, Objective Areas, Performance Levels, Percentage Weightings and Target Incentive Award Percentages shall be established by the Committee for such Measurement Period for those officers and employees who were Participants in the Plan in the immediately preceding Measurement Period and such Objectives, Objective Areas, Performance Levels, Percentage Weightings, Target Incentive Award Percentages and any Control Measures established for such Participants shall be no less favorable than those established for each such Participant in the immediately preceding Measurement Period.

6.               OBJECTIVE AREAS AND PERFORMANCE LEVELS

Prior to the beginning of each Measurement Period, or as soon thereafter as reasonably practicable, Objective(s) shall be established for each Participant in one or more Objective Areas.

The Board shall establish the Objective(s) and any Control Measures in the Company Objective Area.  The CEO, or the Committee in the case of the CEO, shall establish the Individual/Function Objective(s) and any Control Measures for all other Objective Areas, unless otherwise determined by the Committee.

For each Objective there shall be established performance levels (“Performance Levels”) which, whenever possible, shall consist of successively better standards or ranges, taking into consideration actual progress in the Measurement Period, in accomplishing the objective(s).  These Performance Levels shall be defined as “Threshold”, “Target”, “Outstanding”, and “Maximum”.  Performance below the “Threshold” level shall not result in the payment of an award.

From time to time, it may be desirable to establish Objective(s) in such a manner that specific Performance Levels cannot be defined.  In such cases, Performance Levels will be determined pursuant to Section 9 of this Plan.

The Objective(s) in the Individual Objective Area for a Participant may be defined to include specific target areas on which such Participant should focus during the year.

The original definition of any and all Objectives, Objective Areas, Performance Levels, Percentage Weightings and Control Measures shall not be changed during the Measurement Period, except by the approval of the person(s) who originally approved the same.  When changes in the Company’s accounting or internal reporting policies have the effect of making the financial results between two periods not fairly comparable for the purpose of properly measuring performance where Objectives are stated in financial terms, such results may be adjusted in such manner as shall be deemed fair and appropriate by the person(s) who originally approved the Objective.

If during a Measurement Period, the Company, or any of its Affiliates, purchases substantially all of the assets or shares of a business owned by any other person or entity (“Business”), the earnings attributable to such Business, which are included in the Company’s consolidated income statement for the Measurement Period, shall be taken into account in calculating achievement of any earnings Objective for the Measurement Period.

7.               OBJECTIVE AREA WEIGHTINGS

Coincident with the establishment of Objective Areas, Objectives and Performance Levels, the CEO, or the Committee in the case of the CEO and all employees who are officers of the Company, shall establish a percentage weighting (“Percentage Weighting”) applicable to each Objective Area, or, where applicable, to each Objective within an Objective Area.  The total of all Percentage Weightings in all Objectives and/or Objective Areas for each Participant shall be 100 percent.

8.               CONTROL MEASURES

At the time the Objectives are established, there may also be established certain conditions known as control measures (“Control Measures”) which are either personal as to one individual, or general as to a group of individuals.  Failure to fulfill a Control Measure may partially or totally deprive the individual to whom the Control Measure applies of the right to receive an award, notwithstanding the level of performance attained on any or all Objectives, or in any or all Objective Areas.

9.               ASCERTAINMENT OF PERFORMANCE LEVELS

The Performance Level actually attained with respect to any Objective or Control Measure stated in financial terms, and the payment with respect thereto, shall be determined upon the completion of audited results of the Company and its subsidiaries by the person(s) who originally approved or defined such Objective or Control Measure, or the Committee if such person is no longer employed by or a director of the Company.

When specific Performance Levels have not been defined in the Company Objective Area under Section 6 of this Plan, the Committee will determine the Performance Level attained following the end of the Measurement Period.

The Performance Level attained with respect to any other Objective Area or Control Measure shall be determined and approved by the person(s) who originally approved or defined such Objective or Control Measure (or the Committee if such person is no longer employed by or a director of the Company) following the end of the Measurement Period.

Notwithstanding the above, the Committee may, in its sole discretion, authorize that such determination of the Performance Levels attained be made prior to the end of the Measurement Period, and that the payment of awards be made pursuant to Section 12 of this Plan.

10.         AMOUNT OF INCENTIVE AWARD

Except as otherwise hereinafter provided, the Incentive Award a Participant is eligible to receive is the sum of the values attributable to performance actually attained for each Objective or Objective Area (“Objective Award”), as determined by the following paragraphs.

The amount of Objective Award a Participant is eligible to receive depends upon:

(a)          Participant’s base salary,

(b)         the Percentage Weighting applicable to that Objective or Objective Area,

(c)          the Performance Percentage which applies as a consequence of the Performance Level attained in that area, and

(d)         the Target Incentive Award Percentage established for the Participant.

The amount of the Objective Award for each Objective or Objective Area shall be determined by multiplying (a) times (b) times (c) times (d).

11.         ADJUSTMENT OF INCENTIVE AWARD

Except as otherwise determined by the Committee, in its sole and absolute discretion, the amount of any Incentive Award may be adjusted by the CEO, or the Committee in the case of the CEO and employees who are officers of the Company, in his or its sole discretion, to more accurately reflect an individual Participants’s performance during the Measurement Period.

In the event of transfers to, from or between eligible positions, the amount of the Incentive Award may be reviewed, and may be adjusted or prorated, on such basis as shall be determined fair and appropriate by the Committee.

With respect to Participants that are not Covered Employees, termination of employment for any reason other than Change of Control, death,  retirement, or total and permanent disability during the Measurement Period shall result in a forfeiture of any Incentive Award attributable to performance during the Measurement Period in which termination occurred.  Termination of employment because of a Participant’s death or total and permanent disability during the Measurement Period shall result in the pro rata or other adjustment to the amount of the Incentive Award on such basis as shall be determined to be fair and appropriate by the Committee.  Termination of employment within two years following a Change of Control shall result in the payment of a pro rata portion of the Incentive Award at the Target Performance Percentage, without regard to achievement or preestablished Objectives; however, the Committee shall have the right to increase the Incentive Award payable upon such termination as the Committee deems fair and appropriate.

With respect to Participant who are also Covered Employees, termination of employment for any reason other than Change of Control, death,  or total and permanent disability during the Measurement Period shall result in a forfeiture of any Incentive Award attributable to performance during the Measurement Period in which termination occurred.  Termination of employment because of a Participant’s death or total and permanent disability during the Measurement Period shall result in the pro rata or other adjustment to the amount of the Incentive Award on such basis as shall be determined to be fair and appropriate by the Committee.  Termination of employment within two years following a Change of Control shall result in the payment of a pro rata portion of the Incentive Award at the Target Performance Percentage, without regard to achievement or preestablished Objectives; however, the Committee shall have the right to increase the Incentive Award payable upon such termination as the Committee deems fair and appropriate.

Notwithstanding any provision of this Plan, no Incentive Award shall be paid to any Participant who, in any Measurement Period other than a Measurement Period occurring within two years following a Change of Control, has discharged the principal responsibilities of his or her position in an unsatisfactory manner.

12.         PAYMENT OF INCENTIVE AWARDS

Incentive Awards shall be paid in one lump sum in cash in the first calendar quarter following the Measurement Period for which the Objectives were established.  Notwithstanding the above, the Committee may make payments at such earlier times as it may, in its sole discretion, determine, and the Committee, or the CEO, in their sole discretion, will make such determinations as to performance, and establish procedures (including repayment of any overpayment which is determined after the completion of the final audit), implementing such early payment.  The Company shall have the right to deduct from the payment any taxes required by law to be withheld thereon.

13.         MISCELLANEOUS

(a)   Except as provided in this Plan, no right of any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, whether voluntary or involuntary, prior to actual payment of an Incentive Award.  No Participant or any other person shall have any interest in any fund, or in any specific asset or assets of the Company, by reason of an Incentive Award that has been made but has not been paid or distributed.

(b)  The Board may, at any time, amend this Plan, order the temporary suspension of its application, or terminate it in its entirety, provided, however, that no such action shall adversely affect the rights or interests of Participants theretofore vested hereunder.  Notwithstanding the foregoing, this Plan may not be amended, suspended or terminated within the two-year period following a Change of Control.

(c)   The terms of the Plan shall be governed, construed, administered, and regulated by the laws of the State of Georgia and applicable Federal law.  In the event that any provision of the Plan shall be determined to be illegal or invalid for any reason, the other provisions shall continue in full force and effect as if such illegal or invalid provision had never been included herein.